UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________
FORM 8-K
_______________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2015

Cerner Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-15386	43-1196944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Rockcreek Parkway, North Kansas City, Missouri	64117
(Address of Principal Executive Offices)	(Zip Code)
(816) 201-1024
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 30, 2015, Cerner Corporation a Delaware corporation (the “Company”), entered into a Third Amended and Restated Credit Agreement (the “Credit Agreement”) with a syndicate of lenders identified in the Credit Agreement. U.S. Bank National Association acts as Administrative Agent under the Credit Agreement.

The Credit Agreement is a five-year revolving credit facility and includes: (a) a revolving credit loan facility of up to $100 million at any time outstanding, and (b) a letter of credit facility of up to $100 million at any time outstanding (which is a sub-facility of the $100 million revolving credit loan facility). The Credit Agreement also includes an accordion feature allowing an increase of the credit facility of up to an additional $100 million ($200 million in the aggregate) at any time outstanding. The Credit Agreement extended our unsecured line of credit under that certain Amended and Restated Credit Agreement dated as of February 10, 2012, as amended, and we believe improved overall terms throughout the agreement to provide the Company greater operating flexibility. There were no amounts outstanding under the Credit Agreement, other than letters of credit, at the time the credit facility was renewed.

Generally, amounts outstanding under the Credit Agreement bear interest at interest rates based on either the LIBOR rate (selected by the Company for designated interest periods) or the alternative Base Rate (the highest of (1) the Prime Rate, (2) the Federal Funds Rate plus 1.0%, and (3) the Adjusted Daily LIBOR Rate in effect and reset each LIBOR Business Day plus 2.00%), plus, in each case, a margin based on our Leverage Ratio. We are required to pay certain fees in connection with the Credit Agreement. For example, we must pay commitment fees on a quarterly basis with respect to the unutilized portion of the commitments under the Credit Agreement. Additionally, we are required to pay certain fees to the Administrative Agent for administrative services.

The Credit Agreement contains customary representations and warranties, covenants, and events of default. Amounts outstanding under the Credit Agreement may be accelerated upon the occurrence of an event of default.

The Credit Agreement has been filed herewith to provide investors with the agreed upon terms of the transactions described in this current report on Form 8K. The Credit Agreement is not intended to be a source of factual, business or operational information about our company or our subsidiaries. The representations, warranties and covenants contained in the Credit Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties.

Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement. The above description is qualified in its entirety by reference to the Credit Agreement which is filed with this current report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
d)     Exhibits
10.1 Third Amended and Restated Credit Agreement dated October 30, 2015 among Cerner Corporation, U.S. Bank National Association, Commerce Bank N.A. and Bank of America, N.A.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERNER CORPORATION

Date: November 3, 2015	By:	/s/ Marc G. Naughton
Marc G. Naughton, Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Third Amended and Restated Credit Agreement dated October 30, 2015 among Cerner Corporation, U.S. Bank National Association, Commerce Bank N.A. and Bank of America, N.A.